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                                                                    Exhibit 21.1
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                SUBSIDIARIES OF INDYMAC MORTGAGE HOLDINGS, INC.
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
              SUBSIDIARY                STATE OF INCORPORATION    OWNERSHIP
                                            OR ORIGINATION
IndyMac, Inc.                                   Delaware            Direct
IndyMac CLCA SPC I, Inc.                        Delaware            Direct
IndyMac CLCA SPC II, Inc.                       Delaware            Direct
IndyMac Escrow Company, Inc.                    Delaware            Direct
IndyMac Mortgage Obligations, Inc.              Delaware            Direct
IndyMac Mortgage Obligations II, Inc.           Delaware            Direct